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                                                                      Exhibit 99



                    UNION PACIFIC RAISES DIVIDEND 30 PERCENT

         OMAHA, NEB., NOVEMBER 19, 2003 - Union Pacific Corporation (NYSE: UNP) announced that its Board of Directors voted today to increase the quarterly dividend on the company's common stock by 30 percent to 30 cents per share. The increased dividend is payable January 2, 2004 to stockholders of record as of December 10, 2003.

         "Following last year's 15 percent dividend increase, the 2004 raise is a further indication of management's ongoing commitment to enhance shareholder value," said Dick Davidson, Chairman and CEO of Union Pacific Corporation. "Despite the environment of high fuel prices and a soft economy in 2003, Union Pacific will substantially improve its balance sheet through the reduction of over $1 billion in combined debt and convertible preferred securities by year-end 2003. This increased financial strength and flexibility allows us to reward our shareholders with a higher dividend payout."

         Union Pacific Corporation is one of America's leading transportation companies. Its principal operating company, Union Pacific Railroad, is the largest railroad in North America, covering 23 states across the western two-thirds of the United States. A strong focus on quality and a strategically advantageous route structure enable the company to serve customers in critical and fast growing markets. It is a leading carrier of low-sulfur coal used in electrical power generation and has broad coverage of the large chemical-producing areas along the Gulf Coast. With competitive long-haul routes between all major West Coast ports and eastern gateways, and as the only railroad to serve all six gateways to Mexico, Union Pacific has the premier rail franchise in North America.

         OUR MEDIA CONTACT IS KATHRYN BLACKWELL WHO CAN BE REACHED AT (402) 271-3753. OUR CONTACT FOR INVESTORS IS JENNIFER HAMANN AT (402) 271-4227.

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         This press release contains statements about the Corporation's future that are not statements of historical fact and are considered forward-looking statements within the meaning of the federal securities laws. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements due to, among other factors, changes in global, political, economic, business, competitive, market and regulatory factors. More detailed information about such factors is contained in the Corporation's filings with the Securities and Exchange Commission.

         Forward-looking statements speak only as of the date the statements were made. The Corporation assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Corporation does update one or more forward-looking statements, no inference should be drawn that the Corporation will make additional updates with respect thereto or with respect to other forward-looking statements.

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